July 12, 2010

Ms. Nora Everett, President

Principal Funds, Inc.

Principal Financial Group

Des Moines, IA  50392-2080

Dear Ms. Everett

Principal Management Corporation intends to purchase the following shares (the “Shares”):

Principal Funds, Inc. -	Purchase Amount	Shares Purchased
Short-Term Income Fund – Class R-1	$10,000	833.333
Short-Term Income Fund – Class R-2	$10,000	833.333
Short-Term Income Fund – Class R-3	$10,000	833.333
Short-Term Income Fund – Class R-4	$10,000	833.333
Short-Term Income Fund – Class R-5	$10,000	833.333
Short-Term Income Fund – Class J	$10,000	833.333

Each share has a par value of $12.00 per share.  In connection with such purchase, Principal Management Corporation represents and warrants that it will purchase such Shares as an investment and not with a view to resell, distribute or redeem.

PRINCIPAL LIFE INSURANCE COMPANY

                                                                          /s/ Michael D. Roughton

BY

Michael D. Roughton

Vice President and Associate General Counsel